Exhibit 10(ae)
                   Supply Agreement dated Janauary 17, 1997










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January 17, 1997

Mr. Jeffrey M. Moshal
Vice President-Finance
Lannett Company, Inc.
9000 State Road
Philadelphia, PA 19136

Dear Jeff:


         This will set forth the terms on which Lannett Company, Inc., ("Lannett") will supply certain Products to ___________________________ for distribution and sale by _______________ under the _____________ label.

         1. Lannett will supply ______________, on the terms of this agreement, all of _____________'s requirements of the Products listed in
Exhibit 1 (the "Products") for distribution and sale by ____________ in the United States.

         2. (a). Throughout the term of this Agreement, Lannett will not directly sell or distribute Product to Hospitals and Managed Care organizations (except ________________ ) and chain market segments. In the event a potential customer expresses to Lannett or ______________ that it prefers to establish business for Product directly with the manufacturer, then the applicable party shall promptly notify the other of such potential customer and Lannett will be able to sell directly to such customer. In addition, ____________ will act as Lannett's exclusive sales agent for the sale of Lannett label Products currently being sold by Lannett to the current Lannett chain market customers, _____ and _______ . For these two customers _____________ will submit each order to Lannett, and Lannett will invoice and ship each order directly to the customer. Within thirty days after the end of each calendar month, Lannett will pay ____________ a 3% royalty on Lannett's net sales (net sales is defined as gross sales, less discounts, rebates, returns and allowances) to _____ and _______ . New Products sold to _____ and ______ , will be at the agreed upon transfer price for both the Lannett and ___________ labels. ____________ shall not solicit sales, directly sell or distribute Product to the customers included in
Exhibit 2 hereof, except when such sale is made to service Hospital, Managed Care or Chain market segment customers. ___________ shall promptly inform Lannett of sales arrangements to such parties which require sales to customer included in Exhibit 2. Such Exhibit may be


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Lannett/________
January 16, 1997
Page Two of Eight

modified from time to time by Lannett. The provisions of this section 2(a) shall not be applicable to customers outside the U.S. Such international customers shall be'handled on an individual basis.

        2. (b). Lannett will deliver the finished Products to ___________ in bottles as specified in ___________'s purchase order, except for _____________________________________________ , which may be ordered in bulk. In such case, _________ agrees to package Lannett's ___________ within 30 days of Date of Manufacture, and comply with the FDA's guidelines for "Expiration Dating for Repackaging into Multiple-Use Containers, Including Unit-of-Use Containers" attached as Exhibit 3.

        2. (c). ____________ will distribute the Products under a __________ label in a manner consistent with their distribution as generic drugs. Lannett will prepare the required labels and inserts for the Products other than the Products ordered in bulk. ___________ will review and approve each label and insert before final printing and Lannett will be responsible for the accuracy and completeness of such materials and their compliance with applicable laws and regulations. Lannett will make all regulatory filings for advertising and other promotional materials for the Products which Lannett is required to make as holder of the ANDA. Neither party will acquire any rights in any trademarks or other identification owned or used by the other in connection with the Products.

        2. (d). ____________ will provide to Lannett on a monthly basis a forecast of its orders for the Products for the then following six (6) months, along with requested shipment dates for the Products. Each forecast will be binding upon _________ with respect to orders forecasted for the lesser of the then following three (3) months or the remaining term of this agreement. At the time of each order, the parties will agree on shipment dates for the order, and Lannett will make all shipments in accordance with the agreed dates. Lannett shall use all reasonable efforts to deliver the full quantities of the Products ordered by __________. Within thirty (30) days following its receipt of each forecast, according to paragraph 2(d) hereof, Lannett shall advise _________ in writing if it is unable to supply the entire quantity forecasted. _________ shall have the right to purchase from third parties, such quantities of the Products (at ________'s cost), for which Lannett shall have advised that it will be unable to. supply, for as long as Lannett's inability to supply continues and for a three (3) month period following notice by Lannett that it is able to supply __________ the entire quantity forecasted.

2. (e). Lannett will ship the Products FOB __________ via regular freight in accordance with __________'s delivery schedule instructions.


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Lannett/_______
January 16, 1997
Page Three of Eight

         2. (f). The terms of this agreement will prevail over any inconsistent terms in any order, acknowledgment or invoice.

         3. Lannett will supply the Products to _________ at the sales prices specified in Exhibit 1. _________ will pay the sales price for each shipment on payment terms of net 30 days.

         4. (a). Lannett guarantees that the Products delivered to __________ will not be, on the date of shipment, adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act or an article which may not, under the provisions of Sections 404, 505, or 512 of such Act, be introduced into interstate commerce. Lannett further guarantees that the Product will be manufactured in all respects in accordance with requisite approvals by the FDA and will conform in all respects to current good manufacturing practices, as published and amended from time to time by the FDA. Lannett agrees to indemnify and hold harmless _________, its directors, officers, employees and agents, from any liability or expense they incur arising out of any personal injury caused by the Products or any breach of Lannett's guarantees in this paragraph, 4(a). up to the limits of Lannett's insurance.

         4. (b). "Each party represents to the other that it will not take any action or failure to take any action, that would cause a violation of the Federal Food Drug and Cosmetic Act, or any other Federal, State or local law during the terms of this contract" _________ agrees to indemnify and hold harmless Lannett, its directors, officers, employees and agents, from any liability or expense they incur arising out of any personal injury caused by the Products or any breach of _________'s guarantees in this agreement, up to the limits of ____________'s insurance.

         4. (c). If any Product is found to fail to conform to applicable FDA specifications, and such failure is due to the fault of Lannett, Lannett will replace the Products at no cost to _____________. Lannett will bear the cost of any recall, seizure or market withdrawal of any of the Products due to acts or omissions of Lannett. If the Products are recalls and such recall is due to ____________'s negligence or willful misconduct or a breach of any representation or warranty of _________ hereunder, then __________ shall bear all incremental out-of-pocket direct costs in connection with the recall and Lannett shall not be responsible for replacing product free of charge or for issuing a credit to _________'s account. The parties will immediately notify each other of, and assist each other in answering, customer or regulatory inquires and complaints concerning the Products.


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Lannett/_______
January 16, 1997
Page Four of Eight

         4. (d). Lannett will not be liable to ________ for any interruption in the supply of the Products, if the interruption is caused by an act of God or other event beyond the control of Lannett. Lannett will immediately notify _______ of any anticipated long-term interruption and will diligently attempt to resume supply as soon as possible.

         5. This agreement will have an initial term of one (1) year and will be extended for additional one (1) year terms unless either party gives the other notice of termination at least six (6) months before the scheduled termination date. Either party may terminate this agreement by written notice if the other party materially breaches this agreement and fails to cure the breach within sixty (60) days after written notice of the breach.

          6. During the term of this agreement and thereafter, neither party will use or disclose to others any confidential information furnished by the other party.

          7. This agreement will be governed by Pennsylvania law.

If this sets forth our agreement, please so indicate this agreement and fails to cure the breach within sixty (60) days after written by signing below.

Sincerely,

_________________________                Lannett Company, Inc.





By:______________________                By: Jeffrey M. Moshal
                                             ----------------------
                                             Jeffrey M. Moshal
                                             Vice President-Finance
                                             Date: January 17, 1997






            Lannett Company, Inc./___________________ Agreement

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           Lanette Company, Inc./____________________ Agreement




                                 EXHIBIT I

Product                          Brand Reference                  Sales Price
-------                          ---------------                  -----------


                      (Confidential Information Omitted)



                                Page 5 of 8


           Lannett Company, Inc./______________________ Agreement




                                 EXHIBIT 2


                      (Confidential Information Omitted)



                                Page 6 of 8




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           Lannett Company, Inc./______________________ Agreement



                                 EXHIBIT 3

       Expiration Dating for Repackaging into Multiple-Use Containers,
                       Including Unit-of-Use Containers

A firm may repackage solid oral dosage form drug products into containers that contain more than a single dosage unit, without conducting stability studies to support the expiration dates used, provided all of the following conditions are met:

1. The original bulk container of drug product has not been opened previously and the entire contents are to be repackaged in one operations; and

2. The repackaging and storage of the drug product are accomplished in a controlled environment that is consistent with the conditions described in the labeling for the bulk and repackaged drug product. Where no temperature of humidity is specified, a controlled room temperature with a relative humidity not exceeding 75 percent should be maintained during repackaging or storage; and

3.       The container materials meet the following standards:

(a) Where the original container is made of glass, the drug product is repackaged into glass ( must meet current USP requirements for Chemical Resistance Glass Containers (CRGC)); or

(b) Where the original container is a material other than glass (control records must describe the type of material), the drug product is repackaged into (1) CRGC glass or (2) a container that is demonstrated to be equivalent to or exceeds the original container in terms of water vapor permeation and compatibility with the drug product (i.e, provides equivalent or increased protection against oxidation, moisture, ingredient migration from container to drug and vice versa); or





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          Lannett Company, Inc./_________________________ Agreement

                            EXHIBIT 3 (continued)

       Expiration Dating for Repackaging into Multiple-Use Containers
                      Including Unit-of-Use Containers

(c) Where the original container is polyethylene, the drug product is repackaged into (1) CRGC glass or (2) a polyethylene container which meets current USP standards for high density polyethylene containers (i.e., multiple internal reflectance, thermal analysis, light transmission, and water vapor permeation); and

4. The container is (a) equivalent to or exceeds the original container specifications for light transmission of (b) meets current USP standards for light transmission; and

5. The container meets or exceeds the special protective features of the original container, for instance, the use of materials to prevent leaking of container materials into the drug product or the use of desiccants to maintain low moisture content; and

6. For container-closure system meets current USP standards for a "tight container" or a "well-closed container", and

7. The expiration date used for the repackaged drug product does not exceed the expiration date of the original bulk container.

Documentation must be on file to verify that all of the conditions listed above are met.

If any of the above conditions ARE NOT met, the repackager must use expiration dates that are determined by appropriate stability testing as described in 21 CFR 211.166.


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